102 Duffy Avenue, Hicksville, NY 11801 ● Phone: (516) 683-4420 ● flagstar.com

FLAGSTAR BANK RETURNS TO PROFITABILITY IN FOURTH QUARTER 2025 REPORTING NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.05 PER DILUTED SHARE AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF $0.06 PER DILUTED SHARE

•CONTINUED MOMENTUM IN C&I LENDING WITH COMMITMENTS UP 28% TO $3 BILLION AND ORIGINATIONS UP 22% TO $2.1 BILLION; TOTAL C&I LOANS UP $343 MILLION OR 2% COMPARED TO PRIOR QUARTER, DRIVEN BY GROWTH IN KEY STRATEGIC FOCUS AREAS

•NET INTEREST MARGIN UP 23 BASIS POINTS TO 2.14% QUARTER-OVER-QUARTER; AS ADJUSTED UP 14 BASIS POINTS TO 2.05% AS COST OF FUNDS DECLINED

•CREDIT QUALITY IMPROVED AS NON-ACCRUAL LOANS DECLINED 8% COMPARED TO PRIOR QUARTER WHILE PROVISION DECLINED 92% AND NET CHARGE-OFFS IMPROVED TO 0.30% OF AVERAGE LOANS

•FURTHER REDUCTION IN CRE EXPOSURE WITH CRE PAR PAYOFFS OF $1.8 BILLION, INCLUDING 50% IN SUBSTANDARD AND A CRE CONCENTRATION RATIO OF 381% COMPARED TO 405% IN PRIOR QUARTER

•STRONG EXPENSE MANAGEMENT WITH OPERATING EXPENSES DOWN 3% COMPARED TO PRIOR QUARTER AND DOWN 26% IN FULL-YEAR 2025

Fourth Quarter 2025 Summary

Asset Quality	Loans and Deposits

•Criticized/Classified loans declined $330 million or 2% vs. Q3'25 and $2.9 billion or 19% since December 31, 2024
•Non-accrual loans decreased $267 million or 8% vs. Q3'25
•CRE concentration ratio improved to 381% vs. 405% at Q3'25
•Total ACL of $1.1 billion or 1.79% of total loans HFI
•Multi-family ACL coverage of 1.89%
•Multi-family ACL coverage for rent-regulated units equal to or greater than 50% of 3.44%
•NCOs to average loans improves to 0.30% from 0.46%

•Total C&I commitments of $3.0 billion, up 28% vs. Q3'25
•Total C&I originations of $2.1 billion, up 22% vs. Q3'25
•Strategic C&I focus areas grew loans by $1.5 billion or 31% vs. Q3'25
•Total MF/CRE exposure down $2.3 billion or 6% vs. Q3'25
•Multi-family loans down $1.5 billion or 5% vs. Q3'25
•CRE loans declined $849 million or 8% vs. Q3'25
•Reduced brokered deposits by $7.8 billion or 77% YTD to $2.4 billion
•Wholesale borrowings declined $1.0 billion or 8% vs. Q3'25 and $2.2 billion vs. Q4'25

Capital	Profitability

•CET1 capital ratio improved to 12.83%, at or above peer group levels
•Excess capital of $1.4 billion, after tax, using low end of target CET1 range of 10.5%
•Tangible book value per share of $17.45
•Tangible book value per share adjusted for warrant exercise is $15.82

•Adjusted PPNR improved to $60 million vs. $15 million in Q3'25
•Positive operating leverage of approximately 900 basis points
•NIM, excluding hedge gains, increased 14 basis points to 2.05% vs. Q3'25
•NIE was $509 million, down 2% vs. Q3'25
•Adjusted operating expenses of $462 million, up 1% vs. Q3'25

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
Hicksville, N.Y., January 30, 2026 – Flagstar Bank, N.A. (the "Bank") (NYSE: FLG), today reported results for the fourth quarter and full-year ended 2025. Flagstar Bank returned to profitability during the fourth quarter 2025, reporting net income of $29 million compared to a net loss of $36 million in third quarter 2025 and a net loss of $188 million in fourth quarter 2024.

Net income attributable to common stockholders in fourth quarter 2025 was $21 million, or $0.05 per diluted share, compared to a net loss attributable to common stockholders of $45 million, or $0.11 per diluted share in third quarter 2025 and a net loss attributable to common stockholders of $196 million, or $0.47 per diluted share in fourth quarter 2024.

For the full-year ended 2025, the Bank reported a net loss of $177 million compared to a net loss of $1,118 million for the full-year ended 2024. The net loss attributable to common stockholders for the full-year ended 2025 was $210 million or $0.50 per diluted share compared to a net loss attributable to common stockholders for the full-year ended 2024 of $1,153 million or $3.49 per diluted share.

CEO COMMENTARY

Commenting on the Bank's fourth quarter and full-year ended 2025 performance, Chairman, President, and Chief Executive Officer, Joseph M. Otting stated, "We are extremely pleased with our performance in the fourth quarter of 2025. After two challenging years, I'm proud to share that during the fourth quarter, the Bank returned to profitability, as we reported net income attributable to common stockholders of $21 million or $0.05 per diluted share, and $30 million on an adjusted basis or $0.06 per diluted share.

"The past year was one of significant progress for Flagstar. This progress strengthened in the fourth quarter, during which, we successfully continued to execute on our strategy to transform the Bank into one of the best performing regional banks in the country, with a diversified balance sheet and strong capital and credit quality metrics.

"In addition to returning to profitability during the fourth quarter, we also had positive operating leverage, which we expect to continue in 2026. Our return to profitability during the fourth quarter is a significant milestone in the Bank's turnaround, but it is only one of several positive trends, including continued growth in the C&I portfolio, NIM expansion coupled with an increase in net interest income, ongoing expense management, and an improving credit quality profile.

"Over the past year, we strategically and deliberately built a significant C&I banking platform by adding over 250 experienced bankers and support staff, who have successfully brought in new relationships. This resulted in a second consecutive quarter of growth in total C&I loans, which increased at a 9% annualized rate this quarter. This growth continues to be led by our two key focus areas - Specialized Industries and Regional Commercial and Corporate Banking - which collectively had loan growth of $1.5 billion, up 31% compared to the third quarter.

"We also recorded another quarter of net interest margin expansion, up 14 basis points compared to the previous quarter, excluding a one-time benefit from a hedging gain, along with a double-digit increase in net interest income, up 10% on a linked-quarter basis. In addition, we continue to prudently manage our expense base, resulting in operating expenses declining 3% quarter-over-quarter and 26% year-over-year.

On the credit quality front, our non-accrual loans declined 8% compared to the third quarter, while criticized/classified loans declined 2% compared to the third quarter and are down $2.9 billion or 19% over the past year. In addition, our CRE concentration is at an all time low, ending the year at 381%, as we have diligently focused on reducing our commercial real estate exposure over the last two years.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results

BALANCE SHEET SUMMARY AS OF DECEMBER 31, 2025

At December 31, 2025, total assets were $87.5 billion, down $4.2 billion or 5% versus September 30, 2025 and down $12.6 billion or 13% versus December 31, 2024. Both the linked-quarter and year-over-year decreases are due to a continuation of the Bank's strategy to reduce its multi-family and commercial real estate ("CRE") exposure and further deleveraging of the balance sheet. In addition, the Bank used its cash balance to fund the run off in brokered deposits and wholesale borrowings, as well as to purchase higher yielding investment securities, resulting in a decline in cash balances over the course of the year.

Total loans and leases held for investment ("HFI") at December 31, 2025 were $60.7 billion, down $1.9 billion or 3% on a linked-quarter basis and down $7.5 billion or 11% versus December 31, 2024. The multi-family loan portfolio declined $1.5 billion or 5% to $29.0 billion on a linked-quarter basis and declined $5.1 billion or 15% versus December 31, 2024. The CRE portfolio decreased $849 million or 8% on a linked-quarter basis to $9.3 billion and declined $2.5 billion or 21% versus December 31, 2024. Both the linked-quarter and year-to date declines were mainly driven by par payoffs. During the fourth quarter, par payoffs totaled $1.8 billion compared to par payoffs of $1.3 billion in the previous quarter, while on a year-to-date basis, par payoffs totaled $5.5 billion.

Fourth quarter 2025 marked another strong quarter of production from the Bank's commercial and industrial ("C&I") lending teams within our two strategic growth areas - Specialized Industries Lending and Corporate and Regional Commercial Banking, which grew $1.5 billion or 31% compared to the prior quarter. Overall, total C&I loans grew $343 million or 2% on a linked-quarter basis to $15.2 billion, the second consecutive quarter of net C&I loan growth.

During the fourth quarter, total new C&I credit commitments increased to $3 billion, up $653 million or 28% compared to $2.4 billion in the third quarter. Of this amount, we originated $2.1 billion during the fourth quarter, up $367 million or 22% compared to $1.7 billion in the third quarter. Our strategic growth areas on a combined basis recorded total commitments of $2.7 billion up $593 million or 29% compared to $2.1 billion in the third quarter; total originations from these two areas during the fourth quarter were $1.7 billion, up $300 million or 21% compared to $1.4 billion in the third quarter.

Total deposits at December 31, 2025 were $66.0 billion, a $3.2 billion or 5% linked-quarter decrease and $9.9 billion or 13% decrease versus December 31, 2024. Both the quarter-over-quarter and year-to-date decreases were due to a decline in certificates of deposits ("CDs") and lower mortgage escrow deposits.

During the fourth quarter, CDs decreased $1.5 billion or 7% to $20.8 billion on a linked-quarter basis and decreased $6.5 billion or 24% versus December 31, 2024. Both the linked-quarter and year-to-date declines in CDs were primarily driven by a decline in brokered deposits, as part of the Bank's strategy to reduce higher cost funding. During the fourth quarter, the Bank reduced brokered deposits by $1.7 billion with a weighted average cost of 5.08%. On a year-to-date basis, the Bank reduced brokered deposits by $7.8 billion with a weighted average cost of 4.91%. This led to a 26 basis point quarter-over-quarter improvement in the cost of deposits.

Wholesale borrowings, consisting primarily of Federal Home Loan Bank of New York ("FHLB-NY") advances declined $1.0 billion or 8% to $11.2 billion on a linked-quarter basis and $2.2 billion or 17% compared to year-end 2024. During fourth-quarter 2025, the Bank pre-paid approximately $2.5 billion in longer dated FHLB-NY advances, some of which was replaced with short dated advances. This accounted for the majority of both the linked-quarter and year-over-year decline in wholesale borrowings.

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS - AS ADJUSTED

On an as adjusted basis, which excludes the impact of certain notable items, including a $9 million fair value gain related to the Bank's equity investment in Figure Technology Solutions, Inc., (the "Figure Investment"), $4 million in severance and $17 million of merger-related expenses, the fourth quarter 2025 net income attributable to common stockholders was $30 million or $0.06 per diluted share compared to a third quarter 2025 net loss attributable to common stockholders of $31 million or $0.07 per diluted share and a fourth quarter 2024 net loss attributable to common stockholders of $166 million or $0.40 per diluted share.

For the year ended 2025, on an adjusted basis, net loss attributable to common stockholders was $154 million or $0.37 per diluted share. The Bank's full-year 2025 results exclude several notable items, including a $30 million fair value gain related to the Figure Investment, a $14 million litigation settlement, $56 million in merger-related expenses, $13 million in lease cost acceleration related to branch closures, $8 million in trailing costs related to the sale of our mortgage servicing/sub-servicing business, and $14 million in severance costs related to branch closures and employee reduction actions.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
For the year ended 2024, on an adjusted basis, the Bank reported a net loss of $850 million and a net loss attributable to common stockholders of $885 million or $2.68 per diluted share. Included in the full year 2024 results were $106 million of merger-related expenses, $32 million in certain items related to the sale of the mortgage warehouse business, $80 million in gains related to the sale of the mortgage servicing business, $31 million in severance expenses, $77 million long term asset impairment, and a $121 million reduction in the bargain purchase gain arising from the Signature transaction.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2025

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Net Interest Income

Net interest income for the fourth quarter 2025 totaled $467 million, up $42 million, or 10%, compared to third quarter 2025 and up $6 million or 1% on a year-over-year basis. The above-mentioned accelerated repayment of certain FHLB-NY advances led to the recognition of hedge gains which accounted for approximately $20.5 million of the linked-quarter increase in net interest income. Over the course of 2025, the Bank strategically reduced its multi-family and CRE portfolios, while at the same time paid down higher cost deposits and wholesale borrowings. This strategy led to lower average interest-earning assets and average interest-bearing liabilities and a significant reduction in our cost of funds, partially offset by lower asset yields.

For the year ended 2025, net interest income decreased $431 million or 20% to $1.7 billion compared to $2.2 billion for the year ended 2024. The year-over-year decrease is due to the decline in average interest-earning assets along with a concurrent decline in the average yield. The decrease in average interest-earning assets was primarily driven by a decline in average loan balances due to the Bank's strategy to reduce its exposure to multi-family and CRE loans and the sale of the mortgage warehouse business and the mortgage servicing/sub-servicing and third-party origination business during 2024. This was partially offset by a decline in average interest-bearing liabilities, mainly the result of the Bank reducing a substantial amount of wholesale borrowings and brokered deposits during 2024 and 2025.

Net Interest Margin

During fourth quarter 2025, the Bank's net interest margin ("NIM") increased compared to third quarter 2025. The fourth quarter 2025 NIM was 2.14%, up 23 basis points compared to third quarter 2025, and up 41 basis points compared to fourth quarter 2024. The above-mentioned accelerated repayment of certain FHLB-NY advances led to the recognition of hedge gains, which accounted for 9 basis points of the linked-quarter NIM improvement. In addition, there was a 39 basis point decrease in the cost of average interest-bearing liabilities.

On a linked-quarter basis, average interest-bearing deposits declined $1.6 billion or 3% to $56 billion along with a 26 basis point improvement in the average cost of interest-bearing deposits to 3.34%, while they declined $9.9 billion or 15% year-over-year along with an 85 basis point decline in the average cost of funds.

Average loan balances declined $1.7 billion or 3% to $61.8 billion on a linked-quarter basis, while the average loan yield decreased 6 basis points to 5.09%. Average securities balances rose $0.7 billion or 4% to $17.3 billion and the average yield improved to 4.44%, up 18 basis points compared to third quarter 2025.

The year-over-year increase in the NIM was driven by the redeployment of cash into higher-yielding investment securities and C&I loans, along with a significant reduction in brokered deposits and wholesale borrowings.

Average loans declined $9.9 billion or 14% to $61.8 billion, while the average yield declined 19 basis points to 5.09% on a year-over-year basis. Average securities balances increased $5.0 billion or 40% to $17.3 billion, while the average yield decreased 33 basis points to 4.44% year-over-year. Average total borrowings decreased $5.1 billion or 28% to $12.8 billion while their average cost declined 77 basis points to 3.79% compared to the prior year. Average deposits declined $9.9 billion or 15% to $55.6 billion on a year-over-year basis; however, the average cost of deposits declined 85 basis points to 3.34% year-over-year.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
For the year ended 2025, the NIM was 1.89%, down 6 basis points compared to the year ended 2024. The year-over-year decrease was largely the result of a smaller balance sheet driven by lower average loan balances offset partially by higher average securities balances and lower average deposits and borrowed funds.

Average loan balances during the year ended 2025 declined $14.1 billion or 18% to $64.8 billion compared to the year ended 2024, while the average yield decreased 45 basis points to 5.09%. Average securities balances increased $3.3 billion or 27% to $15.6 billion, while the average securities yield decreased 6 basis points to 4.51%. Average cash balances declined $9.0 billion or 46% to $10.5 billion, while the average yield decreased 94 basis points to 4.32%.

Average borrowed funds declined $10.5 billion or 44% to $13.6 billion and their average cost decreased 57 basis points as the Bank paid down FHLB-NY advances throughout 2024 and continuing into 2025. At the same time average interest-bearing deposits declined $3.4 billion or 6% to $58.7 billion with their average cost declining 52 basis points to 3.63%.

Provision for Credit Losses

For the fourth quarter 2025, the provision for credit losses decreased $35 million or 92% to $3 million compared to the third quarter 2025 and it decreased $142 million or 98% compared to fourth quarter 2024. The decrease in the provision for credit losses is due to the strategic reduction in multi-family and CRE loan balances, lower charge-offs, a decline in criticized assets and a stabilization in appraised collateral values and borrower financials.

Net charge-offs for the fourth quarter 2025 totaled $46 million, down $27 million or 37% compared to third quarter 2025 and down $176 million or 79% compared to fourth quarter 2024. Fourth quarter 2025 net charge-offs on an annualized basis represented 0.30% of average loans outstanding, compared to 0.46% for third quarter 2025 and compared to 1.24% for fourth quarter 2024.

For the year ended 2025, the provision for credit losses totaled $184 million compared to $1,092 million for the year ended 2024, down $908 million or 83%. The year-over-year decrease was mainly the result of a significant decrease in net charge-offs primarily related to our multi-family and CRE portfolios, which led to stabilization in the allowance for credit losses.

For the year ended 2025, net charge-offs totaled $351 million compared to $892 million for the year ended 2024. Net charge-offs for the year ended 2025 represented 0.55% of average loans outstanding compared to 1.16% of average loans outstanding for the year ended 2024. The decrease was due to normalizing credit trends, including stabilizing property values and borrower financials.

Pre-Provision Net Revenue

The table below details the Bank’s pre-provision net revenue ("PPNR") and PPNR, as adjusted, which are non-GAAP measures, for the periods noted:

				December 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Net interest income	$467	$425	$461	10%	1%
Non-interest income	90	94	164	-4%	-45%
Total revenues	$557	$519	$625	7%	-11%
Total non-interest expense	509	522	718	-2%	-29%
Pre - provision net revenue/(loss) (non-GAAP)	$48	$(3)	$(93)	NM	NM
Merger-related expenses	17	17	11	—%	55%
Net impact of mortgage/servicing sale and related activity	—	—	(80)	NM	NM
Severance	4	8	31	-50%	-87%
Long term asset impairment	—	—	77	NM	NM
Litigation settlement	—	14	—	NM	NM
Net gain on investment security	(9)	(21)	—	-57%	NM
Pre - provision net revenue/(loss), as adjusted (non-GAAP)(1)	$60	$15	$(53)	NM	NM
(1) Amounts may not foot as a result of rounding.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
For the fourth quarter 2025, PPNR totaled $48 million compared to a pre-provision net loss of $3 million for third quarter 2025 and a pre-provision net loss of $93 million for fourth quarter 2024. Fourth quarter 2025 PPNR included a $9 million fair value gain related to the Figure Investment, and $4 million in severance costs. As adjusted for these items and for $17 million in merger-related expenses, fourth quarter 2025 PPNR was $60 million compared to a PPNR of $15 million for third quarter 2025 and a pre-provision net loss of $53 million for fourth quarter 2024.

	For the Year Ended
(dollars in millions)	December 31, 2025	December 31, 2024	% Change
Net interest income	$1,721	$2,152	-20%
Non-interest income	341	400	-15%
Total revenues	$2,062	$2,552	-19%
Total non-interest expense	2,076	2,838	-27%
Pre - provision net revenue / (loss) (non-GAAP)	$(14)	$(286)	-95%
Merger-related expenses	56	106	-47%
Certain items related to sale on mortgage warehouse business	—	32	NM
Net impact of mortgage/servicing sale and related activity	—	(80)	NM
Severance	14	31	-55%
Long term asset impairment	—	77	NM
Lease cost acceleration related to closing branches	13	—	NM
Trailing mortgage sale costs with Mr. Cooper	8	—	NM
Litigation settlement	14	—	NM
Net gain on investment security	(30)	—	NM
Bargain purchase gain	—	121	NM
Pre - provision net revenue, as adjusted (non-GAAP)	$61	$1	NM

For the year ended 2025, pre-provision net loss was $14 million compared to pre-provision net loss of $286 million for the year ended 2024. The year ended 2025 pre-provision net loss included several notable items including a $30 million fair value gain related to the Figure Investment, a $14 million increase in litigation reserves related to a recent settlement, $14 million in severance costs, $13 million in lease cost acceleration expense, and $8 million in trailing mortgage sale costs.

As adjusted for these items and for $56 million in merger-related expenses, pre-provision net revenue was $61 million for the year ended 2025 compared to pre-provision net revenue of $1 million for the year ended 2024, which included a $121 million reduction in the bargain purchase gain arising from the Signature transaction and $32 million in certain items related to the sale of the mortgage warehouse business, along with $106 million of merger-related expenses, $80 million related to the sale of the mortgage business, $31 million in severance, and $77 million in long-term asset impairment.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
Non-Interest Income

Non-interest income in fourth quarter 2025 was $90 million, down $4 million or 4% compared to $94 million in third quarter 2025 and down $74 million or 45% compared to fourth quarter 2024. Fourth-quarter 2025 non-interest income includes a $9 million fair value gain on the Figure Investment, while in the third quarter, the fair value gain was $21 million. Excluding this item, fourth quarter 2025 non-interest income was $81 million, up $8 million or 11% on a linked quarter basis and up $9 million or 13% on a year-over-year basis, excluding a $92 million gain on sale of the mortgage operations.

The year-over-year declines were due to the sale of the Bank's mortgage servicing/subservicing business last year. The sale impacted various categories within non-interest income including fee income (through lower loan origination fees), the net return on mortgage servicing rights, and loan administration income.

On a linked-quarter basis, net gain on loan sales and securitizations increased $3 million or 60% to $8 million and other income increased $1 million or 3% to $33 million and fee income was down $11 million or 33% year-over-year to $22 million, largely due to a decline in loan origination income. This was partially offset by a $4 million or 14% year-over-year increase in other income to $33 million.

				December 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Fee income	$22	$23	$33	-4%	-33%
Bank-owned life insurance	17	12	10	42%	70%
Net gain on investment securities	9	22	—	-59%	NM
Net return on mortgage servicing rights	—	—	(1)	NM	NM
Net gain on loan sales and securitizations	8	5	5	60%	60%
Net gain on mortgage/servicing sale	—	—	89	NM	NM
Net loan administration income (loss)	1	—	(1)	NM	NM
Other income	33	32	29	3%	14%
Total non-interest income	$90	$94	$164	-4%	-45%

Impact of Adjustments:
Net gain on investment security	(9)	(21)	—	-57%	NM
Gain on mortgage/servicing sale and related activity	—	—	(92)	NM	NM
Adjusted noninterest income (non-GAAP)	$81	$73	$72	11%	13%

For the year ended 2025, non-interest income totaled $341 million compared to $400 million for the year ended 2024. Included in full-year 2025 non-interest income is the aforementioned $30 million fair value gain on the Figure Investment, while the year ended 2024 includes a reduction of the bargain purchase gain of $121 million related to the Signature transaction, a $92 million gain on the sale of our mortgage operations, and $23 million related to the sale of the mortgage warehouse business. As adjusted for these items, non-interest income for the year ended 2025 was $311 million compared to $452 million for the year ended 2024, a $141 million or 31% decline.

The year-over-year decline was driven by a $73 million decrease in the net return on MSRs to zero for the year ended 2025, a $16 million or 33% decline in the net gain on loan sales and securitizations, and a $61 million or 41% decline in fee income largely driven by the decline in loan origination income. Each of these decreases was due to the sale of our mortgage servicing/sub-servicing and third-party origination business. This was partially offset by a $17 million or 15% increase in other income.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results

	For the Year Ended
(dollars in millions)	December 31, 2025	December 31, 2024	% Change
Fee income	$89	$150	-41%
Bank-owned life insurance	49	42	17%
Net gain on investment securities	31	—	NM
Net return on mortgage servicing rights	—	73	NM
Net gain on loan sales and securitizations	32	48	-33%
Net gain on mortgage/servicing sale	—	89	NM
Net loan administration income	6	2	NM
Bargain purchase gain	—	(121)	NM
Other income	134	117	15%
Total non-interest income	$341	$400	-15%

Impact of Notable Item:
Net gain on investment security	(30)	—	NM
Certain items related to sale on mortgage warehouse business	—	23	NM
Gain on mortgage/servicing sale and related activity	—	(92)	NM
Bargain purchase gain	—	121	NM
Adjusted noninterest income (non-GAAP)	$311	$452	-31%

Non-Interest Expense

Fourth quarter 2025 non-interest expense totaled $509 million, down $13 million or 2% on a linked-quarter basis and down $209 million or 29% on a year-over-year basis. Fourth quarter 2025 included $4 million of severance costs. As adjusted, for this item and excluding intangible amortization and merger-related expenses, fourth quarter 2025 operating expenses totaled $462 million, up $5 million or 1% on a linked-quarter basis and down $94 million or 17% on a year-over-year basis.

On an adjusted basis, the linked-quarter increase was mainly driven by a $15 million increase in compensation and benefits expense, largely driven by an increase in short-term incentive compensation, a $6 million decrease in general and administrative expenses, and a $4 million decrease in FDIC insurance expense. The year-over-year decline, on an adjusted basis, was the result of a $22 million decrease in compensation and benefits expense, a $30 million decline in general and administrative expenses, a $41 million or 55% decline in FDIC insurance expense, and a $1 million decrease in occupancy and equipment expense.

				December 31, 2025
	For the Three Months Ended			compared to:
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Operating expenses:
Compensation and benefits	$253	$242	$302	5%	-16%
FDIC insurance	33	37	74	-11%	-55%
Occupancy and equipment	47	47	48	—%	-2%
General and administrative	133	153	252	-13%	-47%
Total operating expenses	466	479	676	-3%	-31%
Intangible asset amortization	26	26	31	—%	-16%
Merger-related expenses	17	17	11	—%	55%
Total non-interest expense	$509	$522	$718	-2%	-29%

Impact of Adjustments:
Total operating expenses	$466	$479	$676	-3%	-31%
Certain items related to sale of mortgage servicing business	—	—	(12)	NM	NM
Severance	(4)	(8)	(31)	-50%	-87%
Long term asset impairment	—	—	(77)	NM	NM
Litigation settlement	—	(14)	—	NM	NM
Adjusted operating expenses (non-GAAP)	$462	$457	$556	1%	-17%

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
For the year ended 2025, total non-interest expense was $2.1 billion, down $762 million or 27% compared to the year ended 2024. Full-year 2025 results include a number of notable items, including $14 million in severance costs, $13 million of lease cost acceleration, $8 million in trailing mortgage sale costs, and a $14 million litigation settlement. As adjusted for these items and excluding intangible asset amortization and merger expenses, year ended 2025 operating expenses were $1.9 billion compared to $2.5 billion for year ended 2024, down $603 million or 24%.

On an adjusted basis, the year-over-year improvement was primarily driven by a $270 million decrease in compensation and benefits expense, a $144 million decline in FDIC insurance expense, a $180 million decrease in general and administrative expense, and a $9 million decline in occupancy and equipment expense.

	For the Year Ended
(dollars in millions)	December 31, 2025	December 31, 2024	% Change
Operating expenses:
Compensation and benefits	$976	$1,263	-23%
FDIC insurance	169	313	-46%
Occupancy and equipment	202	211	-4%
General and administrative	566	809	-30%
Total operating expenses	1,913	2,596	-26%
Intangible asset amortization	107	136	-21%
Merger-related expenses	56	106	-47%
Total non-interest expense	$2,076	$2,838	-27%

Impact of Notable Items:
Total operating expenses	$1,913	$2,596	-26%
Certain items related to sale on mortgage warehouse business	—	(9)	NM
Gain on mortgage/servicing sale and related activity	—	(12)	NM
Severance	(14)	(31)	-55%
Long term asset impairment	—	(77)	NM
Lease cost acceleration related to closing branches	(13)	—	NM
Trailing mortgage sale costs with Mr. Cooper	(8)	—	NM
Litigation settlement	(14)	—	NM
Adjusted operating expenses (non-GAAP)	$1,864	$2,467	-24%

Income Taxes

For the fourth quarter 2025, the Bank reported income tax expense of $16 million compared to a benefit for income taxes of $5 million for the third quarter 2025 and a benefit of $50 million for the fourth quarter 2024. The effective tax rate for the fourth quarter 2025 was 35.3% compared to 12.2% for the third quarter 2025, and 21.3% for the fourth quarter 2024.

For the year ended 2025, the Bank reported an income tax benefit of $21 million compared to an income tax benefit of $260 million for the year ended 2024. The effective tax rate for the year ended 2025 was 10.6% compared to 18.9% for the year ended 2024.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
CREDIT QUALITY

				December 31, 2025
	As of			compared to:
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Total non-accrual loans held for investment	$2,975	$3,241	$2,615	-8%	14%
Non-accrual loans held for sale	$30	$31	$323	-3%	-91%
NPLs to total loans held for investment	4.90%	5.17%	3.83%	-5%	28%
NPAs to total assets	3.41%	3.56%	2.62%	-4%	30%
Allowance for credit losses on loans and leases	$1,030	$1,071	$1,201	-4%	-14%
Total ACL, including on unfunded commitments	$1,085	$1,128	$1,251	-4%	-13%
ACL % of total loans held for investment	1.70%	1.71%	1.76%	-1 bps	-6 bps
Total ACL % of total loans held for investment	1.79%	1.80%	1.83%	-1 bps	-5 bps
ACL on loans and leases % of NPLs	35%	33%	46%	5%	-25%
Total ACL % of NPLs	36%	35%	48%	5%	-24%

Non-Accrual Loans

At December 31, 2025, total non-accrual loans, including held-for-sale, were $3,005 million, down $267 million or 8% compared to $3,272 million at September 30, 2025, and up a modest $67 million or 2% compared to $2,938 million at December 31, 2024. The linked-quarter improvement was broad-based with all major loan categories declining.

The increase compared to year-end 2024 was driven by higher multi-family non-accruals, partially offset by declines in C&I and CRE non-accrual loans. The majority of the increase in multi-family non-accrual loans is related to the one previously disclosed borrower relationship that went on non-accrual status in first quarter 2025 and remained on non-accrual as of December 31, 2025. With regard to this borrower, the bankruptcy auction process was recently finalized and confirmed by the bankruptcy court. We expect to close the sale of these loans before the end of the first quarter of 2026.

Total non-accrual loans HFI to total loans HFI were 4.90% at December 31, 2025 compared to 5.17% at September 30, 2025 and 3.83% at December 31, 2024.

Total Allowance for Credit Losses

The total allowance for credit losses including the allowance for unfunded commitments was $1,085 million at December 31, 2025 compared to $1,128 million at September 30, 2025 and $1,251 million at December 31, 2024. The total allowance for credit losses on loans and leases at December 31, 2025 was $1,030 million compared to $1,071 million at September 30, 2025 and $1,201 million at December 31, 2024.

The total allowance for credit losses to total loans HFI at December 31, 2025 was 1.79% compared to 1.80% at September 30, 2025 and 1.83% at December 31, 2024. The total allowance for credit losses on loans and leases to total loans HFI was 1.70% at December 31, 2025 compared to 1.71% at September 30, 2025 and 1.76% at December 31, 2024.

The allowance for credit losses in the fourth quarter 2025 declined slightly as a result of our ongoing focus on credit and declines in total loan HFI, and stabilization in collateral values and borrower financials, which have led to a stabilization in the allowance for credit losses.

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results
CAPITAL POSITION

The Bank’s regulatory capital ratios continue to exceed regulatory minimums to be classified as “Well Capitalized,” the highest regulatory classification. The table below depicts the Bank’s regulatory capital ratios at those respective periods.

	December 31, 2025	September 30, 2025	December 31, 2024
REGULATORY CAPITAL RATIOS: (1)
Common equity tier 1 ratio	12.83%	12.45%	11.83%
Tier 1 risk-based capital ratio	13.66%	13.25%	12.57%
Total risk-based capital ratio	16.23%	15.92%	15.14%
Leverage capital ratio	9.22%	9.03%	7.68%
(1)The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

Flagstar Bank, N.A.

Flagstar Bank, N.A. is one of the largest regional banks in the country and is headquartered in Hicksville, New York. At December 31, 2025, the Bank had $87.5 billion of assets, $61.0 billion of loans, deposits of $66.0 billion, and total stockholders' equity of $8.1 billion. Flagstar Bank, N.A. operates approximately 340 locations across ten states, with strong footholds in the greater New York/New Jersey metropolitan region and in the upper Midwest, along with a significant presence in fast-growing markets in Florida and the West Coast.

Post-Earnings Release Conference Call

The Bank will host a conference call on January 30, 2026 at 8:00 a.m. (Eastern Time) to discuss its fourth quarter 2025 performance. The conference call may be accessed by dialing (888) 596-4144 (for domestic calls) or (646) 968-2525 (for international calls) and providing the following conference ID: 5857240. The live webcast will be available at ir.flagstar.com under Events.

A replay will be available approximately three hours following completion of the call through 11:59 p.m. on February 3, 2026 and may be accessed by calling (800) 770-2030 (domestic) or (609) 800-9909 (international) and providing the following conference ID: 5857240. In addition, the conference call will be webcast at ir.flagstar.com and archived through 5:00 p.m. on February 27, 2026.

Investor/Media Contact: Salvatore J. DiMartino (516) 683-4286

Flagstar Bank, N.A. Reports Fourth Quarter and Full-Year 2025 Results

Cautionary Statements Regarding Forward-Looking Language

This earnings release and the associated conference call may include forward‐looking statements by us and our authorized officers pertaining to such matters as our goals, beliefs, intentions, and expectations regarding, among other things: (a) revenues, earnings, loan production, asset quality, liquidity position, capital levels, risk analysis, divestitures, acquisitions, and other material transactions, among other matters; (b) the future costs and benefits of the actions we may take; (c) our assessments of credit risk and probable losses on loans and associated allowances and reserves; (d) our assessments of interest rate and other market risks; (e) our ability to achieve profitability goals within projected timeframes and to execute on our strategic plan, including the sufficiency of our internal resources, procedures and systems; (f) our ability to attract, incentivize, and retain key personnel and the roles of key personnel; (g) our ability to achieve our financial and other strategic goals, including those related to our recent holding company reorganization, which was completed in October 2025 (the "Reorganization"), our merger with Flagstar Bancorp, Inc., which was completed in December 2022, our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023, and our ability to comply with the heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; (h) the impact of the $1.05 billion capital raise we completed in March 2024; (i) our previously disclosed material weaknesses in internal control over financial reporting; (j) the conversion or exchange of shares of our preferred stock; (k) the payment of dividends on shares of our capital stock, including adjustments to the amount of dividends payable on shares of our preferred stock; (l) the availability of equity and dilution of existing equity holders associated with future equity awards and stock issuances; (m) the effects of the reverse stock split we effected in July 2024; and (n) the impact of the 2024 sale of our mortgage servicing operations, third party mortgage loan origination business, and mortgage warehouse business.

Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” "confident," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward‐looking statements speak only as of the date they are made; we do not assume any duty, and do not undertake, to update our forward‐looking statements. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward‐looking statements are subject to, among others, the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities, credit and financial markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios, including associated allowances and reserves; changes in future allowance for credit losses, including changes required under relevant accounting and regulatory requirements; the ability to pay future dividends; changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; our ability to achieve the anticipated benefits of the Reorganization; changes in our Board of Directors and our executive management team; changes in our strategic plan, including changes in our internal resources, procedures and systems, and our ability to successfully implement such plan; our ability to successfully remediate our previously disclosed material weaknesses in internal control over financial reporting; changes in competitive pressures among financial institutions or from non‐financial institutions; changes in legislation, regulations, and policies; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; the impact of changing political conditions or federal government shutdowns; the imposition of restrictions on our operations by bank regulators; the outcome of pending or threatened litigation, or of investigations or any other matters before regulatory agencies, whether currently existing or commencing in the future; our ability to comply with heightened regulatory standards with respect to governance and risk management programs to which we are subject as a national bank with assets of $50 billion or more; the restructuring of our mortgage business; our ability to recognize anticipated cost savings and enhanced efficiencies with respect to our balance sheet and expense reduction strategies; the impact of failures or disruptions in or breaches of our operational or security systems, data or infrastructure, or those of third parties, including as a result of cyberattacks or campaigns; the impact of natural disasters, extreme weather events, civil unrest, international military conflict, terrorism or other geopolitical events; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed in December 2022, and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction, which was completed in March 2023: the possibility that the anticipated benefits of the transactions will not be realized when expected or at all; the possibility of increased legal and compliance costs, including with respect to any litigation or regulatory actions related to the business practices of acquired companies or the combined business; diversion of management's attention from ongoing business operations and opportunities; the possibility that we may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; and revenues following the transactions may be lower than expected.

More information regarding some of these factors is provided in the Risk Factors section of our Annual Report on Form 10‐K for the year ended December 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and in other SEC reports we file. Our forward‐looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our securities disclosure filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

				December 31, 2025
				compared to
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Assets
Cash and due from banks	$553	$450	$434	23%	27%
Interest-earning deposits and other securities with financial institutions	5,341	8,034	14,996	-34%	-64%
Total cash and cash equivalents	5,894	8,484	15,430	-31%	-62%
Securities:
Debt securities available-for-sale	15,701	15,052	10,402	4%	51%
Equity investments with readily determinable fair values, at fair value	65	55	14	18%	NM
Total securities	15,766	15,107	10,416	4%	51%
Loans held for sale	265	535	899	-50%	-71%
Loans and leases held for investment:
Multi-family	28,983	30,466	34,093	-5%	-15%
Commercial real estate(1)	9,314	10,163	11,836	-8%	-21%
One-to-four family first mortgage	5,630	5,513	5,201	2%	8%
Commercial and industrial	15,217	14,874	15,376	2%	-1%
Other loans	1,588	1,645	1,766	-3%	-10%
Total loans and leases held for investment	60,732	62,661	68,272	-3%	-11%
Less: Allowance for credit losses on loans and leases	(1,030)	(1,071)	(1,201)	-4%	-14%
Total loans and leases held for investment, net	59,702	61,590	67,071	-3%	-11%
Premises and equipment, net	477	464	562	3%	-15%
Core deposit and other intangibles	381	407	488	-6%	-22%
Other assets	5,027	5,081	5,294	-1%	-5%
Total assets	$87,512	$91,668	$100,160	-5%	-13%
Liabilities and Stockholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$18,233	$20,045	$20,780	-9%	-12%
Savings accounts	14,864	14,782	14,282	1%	4%
Certificates of deposit	20,843	22,369	27,324	-7%	-24%
Non-interest-bearing accounts	12,060	11,956	13,484	1%	-11%
Total deposits	66,000	69,152	75,870	-5%	-13%
Borrowed funds:
Wholesale borrowings	11,151	12,150	13,400	-8%	-17%
Junior subordinated debentures	585	584	582	—%	1%
Subordinated notes	448	448	444	—%	1%
Total borrowed funds	12,184	13,182	14,426	-8%	-16%
Other liabilities	1,184	1,225	1,696	-3%	-30%
Total liabilities	79,368	83,559	91,992	-5%	-14%
Mezzanine equity:
Preferred stock - Series B	1	1	1	—%	—%
Stockholders' equity:
Preferred stock - Series A and D	503	503	503	—%	—%
Common stock	4	4	4	—%	—%
Paid-in capital in excess of par	9,303	9,300	9,282	—%	—%
Retained earnings	(988)	(1,006)	(763)	-2%	29%
Treasury stock, at cost	(190)	(198)	(219)	-4%	-13%
Accumulated other comprehensive loss, net of tax:	(489)	(495)	(640)	-1%	-24%
Total stockholders' equity	8,143	8,108	8,167	—%	—%
Total liabilities, Mezzanine and Stockholders' Equity	$87,512	$91,668	$100,160	-5%	-13%
(1)Includes Acquisition, Development, and Construction loans.

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(unaudited)

				December 31, 2025
	For the Three Months Ended			compared to
	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$791	$819	$948	-3%	-17%
Securities and money market investments	267	282	410	-5%	-35%
Total interest income	1,058	1,101	1,358	-4%	-22%

Interest Expense:
Interest-bearing checking and money market accounts	132	151	205	-13%	-36%
Savings accounts	108	113	124	-4%	-13%
Certificates of deposit	228	255	362	-11%	-37%
Borrowed funds	123	157	206	-22%	-40%
Total interest expense	591	676	897	-13%	-34%
Net interest income	467	425	461	10%	1%
Provision for credit losses	3	38	145	-92%	-98%
Net interest income after provision for credit losses	464	387	316	20%	47%

Non-Interest Income:
Fee income	22	23	33	-4%	-33%
Bank-owned life insurance	17	12	10	42%	70%
Net gain on investment securities	9	22	—	-59%	NM
Net return on mortgage servicing rights	—	—	(1)	NM	NM
Net gain on loan sales and securitizations	8	5	5	60%	60%
Net gain on mortgage/servicing sale	—	—	89	NM	NM
Net loan administration income (loss)	1	—	(1)	NM	NM
Other income	33	32	29	3%	14%
Total non-interest income	90	94	164	-4%	-45%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	253	242	302	5%	-16%
FDIC insurance	33	37	74	-11%	-55%
Occupancy and equipment	47	47	48	—%	-2%
General and administrative	133	153	252	-13%	-47%
Total operating expenses	466	479	676	-3%	-31%
Intangible asset amortization	26	26	31	—%	-16%
Merger-related expenses	17	17	11	—%	55%
Total non-interest expense	509	522	718	-2%	-29%
Income (loss) before income taxes	45	(41)	(238)	NM	NM
Income tax (benefit) expense	16	(5)	(50)	NM	NM
Net income (loss)	29	(36)	(188)	NM	NM
Preferred stock dividends	8	9	8	-11%	—%
Net income (loss) attributable to common stockholders	$21	$(45)	$(196)	NM	NM

Basic earnings (loss) per common share	$0.05	$(0.11)	$(0.47)	NM	NM
Diluted earnings (loss) per common share	$0.05	$(0.11)	$(0.47)	NM	NM
Dividends per common share	$0.01	$0.01	$0.01	—%	—%

FLAGSTAR BANK, N.A.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(unaudited)

	For the Year Ended		Change
	December 31, 2025	December 31, 2024	Amount	Percent
(dollars in millions, except per share data)
Interest Income:
Loans and leases	$3,310	$4,369	(1,059)	-24%
Securities and money market investments	1,156	1,584	(428)	-27%
Total interest income	4,466	5,953	(1,487)	-25%

Interest Expense:
Interest-bearing checking and money market accounts	612	869	(257)	-30%
Savings accounts	442	345	97	28%
Certificates of deposit	1,078	1,362	(284)	-21%
Borrowed funds	613	1,225	(612)	-50%
Total interest expense	2,745	3,801	(1,056)	-28%
Net interest income	1,721	2,152	(431)	-20%
Provision for credit losses	184	1,092	(908)	-83%
Net interest income after provision for credit losses	1,537	1,060	477	45%

Non-Interest Income:
Fee income	89	150	(61)	-41%
Bank-owned life insurance	49	42	7	17%
Net gain on investment securities	31	—	31	NM
Net return on mortgage servicing rights	—	73	(73)	NM
Net gain on loan sales and securitizations	32	48	(16)	-33%
Net gain on mortgage/servicing sale	—	89	(89)	NM
Net loan administration income	6	2	4	NM
Bargain purchase gain	—	(121)	121	NM
Other income	134	117	17	15%
Total non-interest income	341	400	(59)	-15%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	976	1,263	(287)	-23%
FDIC insurance	169	313	(144)	-46%
Occupancy and equipment	202	211	(9)	-4%
General and administrative	566	809	(243)	-30%
Total operating expenses	1,913	2,596	(683)	-26%
Intangible asset amortization	107	136	(29)	-21%
Merger-related expenses	56	106	(50)	-47%
Total non-interest expense	2,076	2,838	(762)	-27%
(Loss) income before income taxes	(198)	(1,378)	1,180	-86%
Income tax (benefit) expense	(21)	(260)	239	-92%
Net (loss) income	(177)	(1,118)	941	-84%
Preferred stock dividends	33	35	(2)	-6%
Net (loss) income attributable to common stockholders	$(210)	$(1,153)	943	-82%

Basic earnings (loss) per common share	$(0.50)	$(3.49)	2.99	-86%
Diluted earnings (loss) per common share	$(0.50)	$(3.49)	2.99	-86%
Dividends per common share	$0.04	$0.20	(0.16)	-80%

FLAGSTAR BANK, N.A.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES

In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business.

We believe that non-interest income, operating expenses, pre-provision net (loss) revenue (which includes both non-interest income and non-interest expense), net income (loss), net income (loss) attributed to common stockholders, diluted earnings (loss) per share, the net interest margin, and our efficiency ratio as adjusted for items that we believe are not indicative of core operating results, such as but not limited to merger and restructuring expenses, litigation settlement expenses related to cases prior to the acquisition of Flagstar Bank, NA, fair value adjustments on non-core equity investments, as well as adjustments for severance and impairment charges and other exit costs resulting from strategic shifts in our operations provide valuable insights to investors by highlighting our underlying performance. These non-GAAP metrics also facilitate meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

We believe average tangible common stockholders’ equity, tangible common stockholders’ equity, average tangible assets and tangible book value per share are important measures for evaluating the performance of the business without the impact of our intangible assets. These non-GAAP metrics also provide investors with important indications regarding our ability to grow the business, our ability to pay dividends as well as engage in capital strategies in addition to facilitating meaningful comparisons to other financial institutions, as they are widely used and frequently referenced by investors and analysts.

These non-GAAP measures should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. Moreover, the way we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names. The following tables reconcile the above the non-GAAP financial measures we use to their comparable GAAP financial measures, to the extent not reconciled earlier in this earnings release, for the stated periods:

	At or for the			At or for the
	Three Months Ended,			Year Ended,
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Total Stockholders’ Equity	$8,143	$8,108	$8,167	$8,143	$8,167
Less: Core deposit and other intangible assets	(381)	(407)	(488)	(381)	(488)
Less: Preferred stock - Series A and D	(503)	(503)	(503)	(503)	(503)
Tangible common stockholders’ equity	$7,259	$7,198	$7,176	$7,259	$7,176
Total Stockholders’ Equity	$8,143	$8,108	$8,167	$8,143	$8,167
Less: Preferred stock	$(503)	$(503)	$(503)	$(503)	$(503)
Common stockholders’ equity	$7,640	$7,605	$7,664	$7,640	$7,664
Total Assets	$87,512	$91,668	$100,160	$87,512	$100,160
Less: Core deposit and other intangible assets	(381)	(407)	(488)	(381)	(488)
Tangible Assets	$87,131	$91,261	$99,672	$87,131	$99,672
Average common stockholders’ equity	$7,670	$7,628	$8,070	$7,621	$8,020
Less: Other intangible assets	(398)	(424)	(508)	$(437)	$(560)
Average tangible common stockholders’ equity	$7,272	$7,204	$7,562	$7,184	$7,460
Average Assets	$90,384	$91,983	$110,489	$94,515	$115,734
Less: Core deposit and other intangible assets	(398)	(424)	(508)	(437)	(560)
Average tangible assets	$89,986	$91,559	$109,981	$94,078	$115,174
GAAP MEASURES:
(Loss) return on average assets (1)	0.13%	(0.16)%	(0.68)%	(0.19)%	(0.97)%
(Loss) return on average common stockholders' equity (2)	1.11%	(2.31)%	(9.73)%	(2.75)%	(14.38)%
Book value per common share	$18.37	$18.30	$18.47	$18.37	$18.47
Common stockholders’ equity to total assets	8.73%	8.30%	7.65%	8.73%	7.65%
NON-GAAP MEASURES:
(Loss) return on average tangible assets (1)	0.17%	(0.10)%	(0.58)%	(0.13)%	(0.74)%
(Loss) return on average tangible common stockholders’ equity (2)	1.64%	(1.70)%	(8.82)%	(2.16)%	(11.87)%
Tangible book value per common share	$17.45	$17.32	$17.30	$17.45	$17.30
Tangible common stockholders’ equity to tangible assets	8.33%	7.89%	7.20%	8.33%	7.20%

(1)To calculate return on average assets for a period, we divide net income, or non-GAAP net income, generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)To calculate return on average common stockholders’ equity for a period, we divide net income attributable to common stockholders, or non-GAAP net income attributable to common stockholders, generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we divide net income attributable to common stockholders generated during that period by average tangible common stockholders’ equity recorded during that period.

	For the Three Months Ended			For the Year Ended
(dollars in millions, except per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net (loss) income - GAAP	$29	$(36)	$(188)	$(177)	$(1,118)
Merger-related expenses	17	17	11	56	106
Certain items related to sale on mortgage warehouse business	—	—	—	—	32
Net impact of mortgage/servicing sale and related activity	—	—	(80)	—	(80)
Severance	4	8	31	14	31
Long term asset impairment	—	—	77	—	77
Lease cost acceleration related to closing branches	—	—	—	13	—
Trailing mortgage sale costs with Mr. Cooper	—	—	—	8	—
Litigation settlement	—	14	—	14	—
Net gain on investment security	(9)	(21)	—	(30)	—
Bargain purchase gain	—	—	—	—	121
Total adjustments	$12	$18	$39	$75	$287
Tax effect on adjustments	(3)	(4)	(9)	(19)	(19)
Net (loss) income, as adjusted - non-GAAP	$38	$(22)	$(158)	$(121)	$(850)
Preferred stock dividends	8	9	8	33	35
Net (loss) income attributable to common stockholders, as adjusted - non-GAAP	$30	$(31)	$(166)	$(154)	$(885)
(1)Certain merger-related items are not taxable or deductible.
(2)Amounts may not foot as a result of rounding.

	For the Three Months Ended						For the Year Ended
	December 31, 2025		September 30, 2025		December 31, 2024		December 31, 2025		December 31, 2024
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted (Loss) Earnings Per Share - GAAP	$21	$0.05	$(45)	$(0.11)	$(196)	$(0.47)	$(210)	$(0.50)	$(1,153)	$(3.49)
Adjustments	12	0.03	18	0.04	39	0.09	75	0.18	287	0.87
Tax effect on adjustments	(3)	(0.01)	(4)	(0.01)	(9)	(0.02)	(19)	(0.05)	(19)	(0.05)
Diluted (Loss) Earnings Per Share, as adjusted - non-GAAP	$30	0.06	$(31)	(0.07)	$(166)	(0.40)	$(154)	(0.37)	$(885)	(2.68)

Total shares for diluted earnings per common share	458,727,765		415,563,380		415,089,512		415,327,556		330,713,517
(1) Amounts may not foot as a result of rounding.

	For the Three Months Ended			For the Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
(dollars in millions)
Net interest income	$467	$425	$461	$1,721	$2,152
Non-interest income	90	94	164	341	400
Total revenues	$557	$519	$625	$2,062	$2,552
Total non-interest expense	509	522	718	2,076	2,838
Pre - provision net revenue (non-GAAP)	$48	$(3)	$(93)	$(14)	$(286)
Merger-related expenses	17	17	11	56	106
Certain items related to sale on mortgage warehouse business	—	—	—	—	32
Net impact of mortgage/servicing sale and related activity	—	—	(80)	—	(80)
Severance	4	8	31	14	31
Long term asset impairment	—	—	77	—	77
Lease cost acceleration related to closing branches	—	—	—	13	—
Trailing mortgage sale costs with Mr. Cooper	—	—	—	8	—
Litigation settlement	—	14	—	14	—
Net gain on investment security	(9)	(21)	—	(30)	—
Bargain purchase gain	—	—	—	—	121
Pre - provision net revenue excluding merger-related expenses, as adjusted (non-GAAP)	$60	$15	$(53)	$61	$1
Provision for credit losses	(3)	(38)	(145)	(184)	(1,092)
Merger-related expenses	(17)	(17)	(11)	(56)	(106)
Certain items related to sale on mortgage warehouse business	—	—	—	—	(32)
Net impact of mortgage/servicing sale and related activity	—	—	80	—	80
Severance	(4)	(8)	(31)	(14)	(31)
Long term asset impairment	—	—	(77)	—	(77)
Lease cost acceleration related to closing branches	—	—	—	(13)	—
Trailing mortgage sale costs with Mr. Cooper	—	—	—	(8)	—
Litigation settlement	—	(14)	—	(14)	—
Net gain on investment security	9	21	—	30	—
Bargain purchase gain	—	—	—	—	(121)
(Loss) income before taxes	$45	$(41)	$(238)	$(198)	$(1,378)
Income tax (benefit) expense	16	(5)	(50)	(21)	(260)
Net (Loss) Income (GAAP)	$29	$(36)	$(188)	$(177)	$(1,118)
(1)Amounts may not foot as a result of rounding.

FLAGSTAR BANK, N.A.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS (unaudited)

	For the Three Months Ended
	December 31, 2025				September 30, 2025				December 31, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$61,797	$791	5.09%		$63,541	$819	5.15%		$71,727	$948	5.28%
Securities(2)	17,314	192	4.44		16,610	192	4.62		12,347	144	4.77
Interest-earning cash and cash equivalents	7,501	75	3.95		8,216	90	4.36		22,048	266	4.79
Total interest-earning assets	86,612	$1,058	4.85		88,367	$1,101	4.94		106,122	$1,358	5.11
Non-interest-earning assets	3,772				3,616				4,367
Total assets	$90,384				$91,983				$110,489
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$19,260	$132	2.73%		$19,562	$151	3.05%		$23,007	$205	3.54%
Savings accounts	14,802	108	2.89		14,573	113	3.08		13,996	124	3.51
Certificates of deposit	21,575	228	4.19		23,052	255	4.38		28,573	362	5.04
Total interest-bearing deposits	55,637	468	3.34		57,187	519	3.60		65,576	691	4.19
Borrowed funds	12,830	123	3.79		13,191	157	4.74		17,940	206	4.56
Total interest-bearing liabilities	68,467	$591	3.42		70,378	$676	3.81		$83,516	$897	4.27
Non-interest-bearing deposits	12,326				12,079				15,959
Other liabilities	1,417				1,394				2,440
Total liabilities	82,210				83,851				101,915
Stockholders’ and mezzanine equity	8,174				8,132				8,574
Total liabilities and stockholders’ equity	$90,384				$91,983				$110,489
Net interest income/interest rate spread		$467	1.43%			$425	1.13%			$461	0.84%
Net interest margin			2.14%				1.91%				1.73%
Ratio of interest-earning assets to interest-bearing liabilities			1.27	x			1.26	x			1.27	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

	For the Year Ended
	December 31, 2025				December 31, 2024
(dollars in millions)	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets:
Total loans and leases (1)	$64,822	$3,310	5.09%		$78,883	$4,369	5.54%
Securities(2)	15,554	702	4.51		12,222	559	4.57
Interest-earning cash and cash equivalents	10,504	454	4.32		19,478	1,024	5.26
Total interest-earning assets	90,880	$4,466	4.91		110,583	$5,952	5.38
Non-interest-earning assets	3,635				5,151
Total assets	$94,515				$115,734
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts	$20,079	$612	3.05%		$23,654	$869	3.67%
Savings accounts	14,521	442	3.04		10,975	345	3.14
Certificates of deposit	24,057	1,078	4.48		27,477	1,362	4.96
Total interest-bearing deposits	58,657	2,132	3.63		62,106	2,576	4.15
Borrowed funds	13,620	613	4.50		24,168	1,224	5.07
Total interest-bearing liabilities	72,277	$2,745	3.80		86,274	$3,800	4.40
Non-interest-bearing deposits	12,548				18,140
Other liabilities	1,565				2,595
Total liabilities	86,390				107,009
Stockholders’ and mezzanine equity	8,125				8,725
Total liabilities and stockholders’ equity	$94,515				$115,734
Net interest income/interest rate spread		$1,721	1.11%			$2,152	0.98%
Net interest margin			1.89%				1.95%
Ratio of interest-earning assets to interest-bearing liabilities			1.26	x			1.28	x
(1)Comprised of Loans and leases held for investment, net and Loans held for sale.
(2)Comprised of Debt securities available-for-sale at amortized cost, Equity investments with readily determinable fair values, at fair value and FHLB stock and FRB-NY stock, at cost.
(3)Amounts may not foot as a result of rounding.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)
(dollars in millions)

	For the Three Months Ended			For the Year Ended
(dollars in millions, except share and per share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
OTHER FINANCIAL MEASURES:
Efficiency ratio(1)	91.27%	100.46%	114.98%	100.64%	111.21%
Efficiency ratio, as adjusted (2)	83.56	92.12	108.18	92.75	97.12
Operating expenses to average assets	2.06	2.08	2.45	2.02	2.24
Effective tax rate	35.3	12.2	21.3	10.6	18.9
Shares used for basic EPS per common share	415,784,315	415,563,380	415,089,512	415,327,556	330,713,517
Shares used for diluted EPS per common share	458,727,765	415,563,380	415,089,512	415,327,556	330,713,517
Common shares outstanding at the respective period-ends	415,982,036	415,608,145	414,934,628	415,982,036	414,934,628
(1)We calculate our efficiency ratio by dividing our non-interest expense by the sum of our net interest income and non-interest income.
(2)We calculate our efficiency ratio, as adjusted, by dividing our operating expenses by the sum of our net interest income and non-interest income, excluding the bargain purchase gain.

FLAGSTAR BANK, N.A.
CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

ASSET QUALITY SUMMARY

The following table presents the Bank's asset quality measures at the respective dates:

				December 31, 2025
				compared to
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Non-accrual loans held for investment:
Multi-family	$2,261	$2,440	$1,755	-7%	29%
Commercial real estate(1)	489	551	564	-11%	-13%
One-to-four family first mortgage	64	70	70	-9%	-9%
Commercial and industrial	130	154	202	-16%	-36%
Other non-accrual loans	31	26	24	19%	29%
Total non-accrual loans held for investment	2,975	3,241	2,615	-8%	14%
Repossessed assets	11	21	14	-48%	-21%
Total non-accrual held for investment loans and repossessed assets	$2,986	$3,262	$2,629	-8%	14%

Non-accrual loans held for sale:
Multi-family	$22	$—	$51	NM	-57%
Commercial real estate(1)	—	27	215	NM	NM
One-to-four family first mortgage	8	4	57	NM	-86%
Total non-accrual mortgage loans held for sale	$30	$31	$323	-3%	-91%
(1)Includes Acquisition, Development, and Construction loans.

The following table presents the Bank's asset quality measures at the respective dates:

	December 31, 2025	September 30, 2025	December 31, 2024
Non-accrual held for investment loans to total loans held for investment	4.90%	5.17%	3.83%
Non-accrual held for investment loans and repossessed assets to total assets	3.41	3.56	2.62
Allowance for credit losses on loans to non-accrual loans held for investment	34.62	33.05	45.93
Allowance for credit losses on loans to total loans held for investment	1.70	1.71	1.76

FLAGSTAR BANK, N.A.
SUPPLEMENTAL FINANCIAL INFORMATION (unaudited)

The following table presents the Bank's loans 30 to 89 days past due at the respective dates:

				December 31, 2025
				compared to
(dollars in millions)	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Loans 30 to 89 Days Past Due:
Multi-family	$588	$344	$749	71%	-21%
Commercial real estate(1)	155	117	70	32%	NM
One-to-four family first mortgage	78	19	25	NM	NM
Commercial and industrial	126	34	110	NM	15%
Other loans	39	21	11	86%	NM
Total loans 30 to 89 days past due	$986	$535	$965	84%	2%
(1)Includes Acquisition, Development, and Construction loans.

The following table summarizes the Bank’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)	Net Charge-offs (Recoveries)	Average Balance	%(2)
Multi-family	$13	$29,824	0.17%	$46	$31,282	0.59%	$119	$34,807	1.37%
Commercial real estate(1)	—	9,750	—	18	10,432	0.69	49	12,420	1.58
One-to-four family residential	1	5,220	0.08	1	5,099	0.08	0	5,413	—
Commercial and industrial	27	14,669	0.74	1	14,388	0.03	51	15,944	1.28
Other	5	1,616	1.24	7	1,661	1.69	3	1,777	0.68
Total	$46	$61,079	0.30%	$73	$62,862	0.46%	$222	$70,361	1.26%

(1)Includes Acquisition, Development, and Construction loans.
(2)Three months ended presented on an annualized basis.

	For the Year Ended
	December 31, 2025			December 31, 2024
(in millions)	Net Charge-offs (Recoveries)	Average Balance	%	Net Charge-offs (Recoveries)	Average Balance	%
Multi-family	$235	$31,953	0.74%	$303	$36,064	0.84%
Commercial real estate(1)	33	10,666	0.31	458	13,149	3.48
One-to-four family residential	4	5,075	0.08	3	5,740	0.05
Commercial and industrial	59	14,616	0.40	115	19,753	0.58
Other	20	1,683	1.19	13	1,902	0.68
Total	$351	$63,993	0.55%	$892	$76,608	1.16%

(1)Includes Acquisition, Development, and Construction loans.